FY 2013 Q1 Earnings Release Conference Call Transcript
September 27, 2012

This transcript is provided by NIKE, Inc. only for reference purposes.  Information presented was current only as of the date of the conference call, and may have subsequently changed materially.  NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:  Good afternoon, everyone. Welcome to Nike's fiscal 2013 first quarter conference call. For those who need to reference today's press release you'll find it at http://investors.nikeinc.com. Leading today's call is Kelley Hall, Vice President, Treasury and Investor Relations. Before I turn the call over to Ms. Hall, let me remind you that participants on this call will make forward-looking statements based on current expectations and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC including forms 8-K, 10-K, and 10-Q.

Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods due to mix of futures and at-once orders, exchange rate fluctuations, order cancellations, and discounts which may vary significantly from quarter-to-quarter. In addition, it is important to remember a significant portion of NIKE, Inc.'s business including equipment, NIKE Golf, Cole Haan, Converse, Hurley, and Umbro are not included in these futures numbers.

Finally, participants may discuss non-GAAP financial measures, including references to total wholesale equivalent sales for NIKE, Inc. businesses that have licensed sales. Wholesale equivalent sales include both reported revenue and estimations of sales by licensees based on the royalties paid. References to total wholesale equivalent sales are only intended to provide context as to the overall current market footprint of the brands owned by NIKE, Inc. and should not be relied upon as a financial measure of actual results. Participants may also make references to other non-public financial and statistical information and non-GAAP financial measures. Discussion of non-public financial and statistical information and presentations of comparable GAAP measures and quantitative reconciliations can be found at Nike’s website, http://investors.nikeinc.com.

Now I would like to turn the call over to Kelley Hall, Vice President, Treasury and Investor Relations.

Kelley Hall, Vice President, Treasury and Investor Relations: Thank you operator.

Hello everyone and thank you for joining us today to discuss Nike's fiscal 2013 first quarter results.

As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release which was issued about an hour ago, and at our website: http://investors.nikeinc.com.

Joining us on today's call will be NIKE, Inc. President and CEO Mark Parker, followed by Charlie Denson, President of the NIKE Brand, and finally you will hear from our Chief Financial Officer, Don Blair, who will give you an in depth review of our financial results.

Following their prepared remarks, we will take your questions. We would like to allow as many of you to ask questions as possible in our allotted time. So, we would appreciate you limiting your initial questions to two. In the event you have additional questions that are not covered by others, please feel free to re-queue and we will do our best to come back to you.  Thanks for your cooperation on this.

I’ll now turn the call over to NIKE, Inc. President and CEO Mark Parker.

Mark Parker, President & Chief Executive Officer, NIKE, Inc.: Thanks, Kelley and hello everyone.

I believe our Q1 results illustrate something core about NIKE, Inc. and the business we’re in – sports.

The best athletes and great companies have strong fundamentals. And, they constantly pursue their full potential. That’s what I see for NIKE, Inc. in Q1 and beyond.

Let’s take a look at the financial results for Q1.

NIKE, Inc. first-quarter revenues were up 10%, with constant currency growth across nearly all geographies, categories and brands.  Excluding currency changes, our revenues were up 15%, fueled by double-digit growth in the Nike Brand and Converse. That’s incredible growth in any environment and even more remarkable given the volatile global economy.

We expected Earnings per Share to be lower than last year, and they were - down 10% to $1.23.   Gross margins fell about 80 basis points, but that’s slightly better than we expected and sequentially better than Q4.

And in line with our plan, SG&A expenses were higher – up 18% as we invested in a remarkable array of product innovations and inspiring moments over the Summer of Sport.

A solid start to the year – and a huge quarter for NIKE innovation.  And that’s important, because in a challenging global economy and marketplace, innovation is one way companies sustain growth and build separation.

In 2008 we came off the Beijing Olympics with a pipeline of innovation that had the potential to define performance and style for years to come. We talked about technologies like Lunar, Flywire, Free and ultra-light high-performance apparel. We said they could deliver growth by expanding across categories and brands. And we’ve seen that happen.

Now in 2012, I’m telling you again – we come off our Summer of Sport with a pipeline of innovation that has the potential to define performance and style for years to come.

First came the European Football Championships. It’s the biggest event in global football outside of the World Cup. NIKE had five teams wearing kits that delivered the absolute standard in performance and sustainability.  We created four unique boots, each one matched to a specific style of play. And their unique, color-block design made them instantly recognizable by record crowds in the stadiums and around the world.

Our message was:  Be fast. Be seen. And we were. That energy translates directly to consumers. Replica sales are strong, and cleated footwear alone is up double-digits in Western Europe. That’s what happens when product, brand and distribution all line up. It was a great start to the Summer of Sport.

Half-a-world away we kicked off the NIKE U.S. Open of Surfing – small in comparison, but huge in its market. Close to a million people squeezed into 14 acres of sand along Huntington Beach.  It’s really an exhibition of how we leverage the NIKE, Hurley and Converse brands to connect with people and create energy in Action Sports – something we’ll continue to do as we develop new products and experiences to support this key category in the future.

Then came the Olympics in London. I’ve been to just about every major sporting event, and there’s really nothing that compares to the Olympics. Everything gets amplified. Athletes are more focused. Fans are more excited. Nations a little prouder. And expectations are sky high. Yet somehow the athletes and drama exceeded what anyone thought possible. That’s the infinite possibility of sports.

I was there and saw a lot of amazing individual and team performances. And I was very proud of Nike’s presence at the Games, on the athletes, in the stores and online.

We worked with more than 100 sports federations from around the world. 3,000 Olympic athletes wore the Swoosh in competition, on the medal stand and around the Olympic Village. And they won more than 160 medals, 59 of them gold. More than 400 track-and-field athletes competed in those brightly colored NIKE Volt flats and spikes. And at retail, the products worn by our athletes became “must haves” for consumers.

It’s also important to note the increasing participation by women in the Olympics. Every national team included at least one female athlete — a first for the Olympics. Overall 44% of the athletes in London were women. That’s good for sports, and it’s good for Nike.

We had a phenomenal summer. It proved something fundamental about NIKE - that innovation is our obsession. It will always differentiate NIKE. And we will never take it for granted.

Innovation is what fuels the power of our portfolio. Our brands and categories - along with our operations and partnerships and talent – give us the leadership position we need to compete globally. And that diversity helps us win in the most important world markets.  It allows NIKE to leverage the strengths in one area of the business, while making investments in other areas, to drive sustainable, profitable growth over the long-term.  These investments include supporting key product innovations, consumer experiences and retail executions – and of course, our efforts to transform the marketplace for the NIKE Brand.  One of the critical markets we’re investing in for growth is China, and I’d like to spend a minute on that.

By any objective measure, we’re the undeniable leader for our industry in China.   Our brand is the most connected, and we deliver the innovative products consumers want.  We don’t take our leadership position for granted - we know we have to earn it every day.  And we do. I feel very good about our competitive position in China, and I’m confident in the enormous potential for our business in this market.

At the same time, China is moving toward a more consumer-focused economy. Over the long term, we think this trend is good for Nike. As more Chinese consumers have significant disposable income and demand more premium products and presentation, global brands like Nike who are delivering on those demands are winning. That’s why we’re taking decisive action to ensure the relevance of our products, the power of our brands, and the health and potential of the marketplace to deliver significant growth that is sustainable and profitable over the long-term.

Thirty years ago, we started doing business in China.  Today, like then, China defies predictions or timetables. What is certain is that China offers more opportunity for NIKE today than it ever has. And I am completely committed to extending our leadership position there.

So - Q1 was a very good quarter.  But like all of you, I’m focused on the future, on reaching our full potential. And we have the imagination, the resources and the people to make that happen. That’s why I feel so confident about where we’re going.

Thanks. Now here’s Charlie.

Charlie Denson, President, NIKE Brand: Thanks Mark.  Good afternoon everyone.

Q1 delivered some strong growth for the NIKE Brand. And we’re off to a great start to FY13.
We’ve referred to Q1 as the Summer of Sports, and it highlighted three important competitive advantages for NIKE – innovative product, strong brand connections to consumers, and transformative distribution. This is the complete offense we always talk about. It’s the foundation of our growth strategy, and it performed very well in Q1.

On a constant currency basis, Global revenue was up 16%.  We saw growth across all key categories and all geographies except Japan.

NIKE Brand DTC revenue increased 24%, driven by 15% comp store growth and a strong increase in online sales and global futures expanded 8%.

Clearly, our growth strategy is working around the world.  And one of the most powerful parts of that strategy is flexibility. We use the power of our portfolio to target resources and create multiple opportunities, in the moment, and in the future.

One of the most powerful elements in our portfolio is our breadth and depth of category expertise. So let’s start there.

Revenue increased in all of our key categories, with strong double-digit growth in Running, Basketball, Men’s Training and Global Football. We did it by creating innovation and performance on the field, and connecting with consumers all over the world.

In Running, we started Q1 with the USA Track & Field Trials in Eugene, and things only got bigger and better as we went to London. The athletes - and the Nike products they competed in - created one of the most compelling Olympic Games in recent memory. Those amazing performances translate directly to the running consumer – and that drives growth. Q1 is the 10th consecutive quarter of double-digit growth in our Running category, and our Running business is now 50% bigger than it was 2 years ago. We also saw our Women’s Running business outpace our Men’s business this quarter - a great indication that we’re continuing to realize our huge opportunity across the broader women’s business. And we’re not letting up. Nike Plus continues to gather momentum with over 8 million registered users. It was a strong quarter and more to come from our running team.

Men’s Training is firing on all cylinders.  Like everyone else in North America, we’re excited about the new NFL season. And we’re encouraged by the early reaction to our NFL product from the athletes, our retailers and the consumer. Futures orders have exceeded plan, and sell through has been very strong. We’re also looking forward to MLB playoffs, as our base layer business continues to grow with our leadership position in Football and Baseball.

And in Global Football, Mark talked about the Euro Champs. It’s about performance on the pitch as NIKE footwear dominated the tournament with most goals scored.  We also launched an epic football story called My Time is Now. It averaged two million views a day in its first week and now tops 30 million - a huge hit in the world of football and another example how we connect with the F-O-T digitally. It created a ton of excitement on field, in store, and on-line – and that drove a double–digit increase led by our replica apparel and performance footwear.

Again, innovative product, strong brand connections with consumers, and transformative distribution are at the heart of our success with the category offense.

So let’s change the lens and look at the quarter through some of our geographies.

North America. This is where our category offense was first deployed, and where it’s most fully developed. And we continue to see phenomenal results.

Every Category was up. Footwear is up 20%. Apparel is up 26%. Overall, a very impressive performance, with revenue growing 23% in the quarter. Let me say that again, 23%! Will it grow 23% every quarter? Maybe. We’ll see. I know there’s a lot more opportunity in this market.

North America shows how we bring excitement to the marketplace. It happens in our DTC business, where we create tremendous energy with our multi-category Brand Experience stores and smaller Category stores. And it happens with our retail partners – House of Hoops with Footlocker, the NIKE Track Club with Finish Line, and The Field House with Dicks are all experiencing great success. These are among the top performing executions in our industry.  And we just opened our first NIKE Yardline space with Champs in the U.S. It’s the first-ever, mall-based specialty, American football destination. Football never stops, and we’re there for the year-round athlete and fan.

When we talk about transforming the marketplace, this is what we’re referring to –zeroing in on specific consumer communities - really going deep to create products and services that serve the full-life experience of the athlete - the very best in world-class performance all the way through to world-class sportswear. We have a name for that strategy - we call it Amplify Sport. Nobody can do it at the level we do it. I really believe it’s one of our biggest competitive advantages, and it’s key to connecting with consumers, building capacity and demand for our brand throughout the marketplace. What we’re doing in North America with innovative product, strong brand connectivity, and premium distribution informs the strategies we use to grow around the world.

Emerging Markets, growth here is extraordinary. And it has been for some time. Part of that is due to a growing middle class and its insatiable appetite for sport.  But a bigger growth driver is how NIKE capitalizes on that opportunity by really understanding the consumer through the category approach. In Q1 we saw growth in every category, led by our efforts in Running, Football, and Sportswear.

Western Europe, last quarter we talked a bit about our realignment here and we’re beginning to see some measurable progress. Our EBIT margin was up - even after some significant investments in the Euro Champs and Olympics - and Futures are up. And there’s more opportunity for us to align more closely with our retail partners across the region to improve merchandise assortments and in-store presentation.  That said, there are still a lot of questions on currency and debt. And we continue to monitor our business and the broader economic landscape to appropriately manage risk. But I’m very pleased with the progress we’re making, and the financial results were delivering.

Finally, China, lots of forces at work in China.  As you’ve heard us say before, the consumer is becoming more discerning and sophisticated. They want clearer choices, more innovation and better services tailored to them.  At the same time, the economy is slowing, creating short-term impacts for any company doing business there.  Certainly retailers are seeing profit challenges as the industry works to absorb excess inventory.  Some choppy waters for sure.

This is a natural evolution that we have seen in many markets, so it’s not a surprise.  What is a surprise, like everything in China, is how fast it got here.

But we’re not waiting to see how things play out in the larger economy. We’re taking action now to adjust our strategy and expand our leadership position for the long-term.  We do that by strengthening our fundamentals. And those fundamentals are the same in every market: Brand, Product and Distribution.

First, we continue to leverage our brand strength by connecting with consumers through amazing experiences. Great example here - the Festival of Sport. It was a 60-day celebration of sports and athletes in multiple cities, and the response was beyond anything we’ve ever seen in China.

Next comes great product.  Apparel has been the biggest challenge, but it remains our biggest opportunity. And we continue to improve the performance, fit and style of our product for the Chinese consumer. We’re also bringing a more balanced assortment of performance and sportswear offerings to the market. More than ever, they expect the same level of high performance products that consumers around the world demand.  I feel good about our progress here, and we’re sharpening our product focus at every level.

And finally, the retail landscape is changing, and we’re helping lead that. We’re entering a new phase of distribution in China, with an emphasis focus on improving productivity in the Nike mono-brand stores, which is the dominant format in China.

We have a head start in this by applying the lessons we’ve learned in our own DTC business. This is helping elevate how our brands and products are presented, and helping our retail partners improve their logistics and operations.  For consumers, we are delivering stronger assortments, better merchandising and seasonal story-telling. It will have a strong category focus. And we’ll leverage our Amplify Sport strategy that has been so effective in other markets around the world. These are the keys to expanding capacity and improving productivity for our retail partners, in our own stores and online.

How long will this take? I can’t answer that with a specific date. What I can tell you is that I’m confident we’re taking the right actions here, as we work with our retail partners to re-set the marketplace. The successes we’re seeing in North America and our progress in Western Europe reflect our ability to understand the consumer through the category offense and the strategic investments we’ve made against the biggest growth opportunities. So, we’re not waiting to evolve our strategy and make the necessary investments in China. We’re taking action now to help create a cleaner, healthier and more robust marketplace for the long term.

I’m enormously proud of what we’ve achieved in China. And yet with all that success, China remains one of the largest growth opportunities for the NIKE Brand.  We feel very confident that we have the capabilities and commitment to realize that potential.

Q1 shows that NIKE is more than just a brand. It’s a portfolio of growth opportunities – multiple categories, geographies, product types, price points and market places. We’re growing today because of choices and investments we made in the long-term potential of our business.  And those choices are based on serving the athlete, never sacrificing our premium positioning, or the performance of our product.

So, we came out of the blocks fast in Q1. We delivered an amazing number of innovations. We created and shared a lot of magical sport moments on the world stage.  And we delivered some pretty good results. Earlier I said football never ends. But it’s much bigger than that. Sports never ends and neither does our commitment to innovate and grow this brand or this company.

Thanks, now here’s Don.

Don Blair, VP & Chief Financial Officer: Thanks, Charlie.

Like the global economy, growth across the individual components of NIKE, Inc. will not always be uniform.  As both Mark and Charlie discussed, the strength of our portfolio allows us to invest in opportunities for growth while delivering consistent profitability.  Let me highlight three points to put this into context:

First, that our portfolio lets us leverage our innovation and brand strength to attack commercial opportunities across multiple dimensions.  You saw that reflected in our Q1 results, as our brand strength and past innovations drove powerful revenue growth across categories, geographies and product types.  And you’ll see it in our future results, as we fully commercialize this year’s brand stories and innovations, such as Flyknit and Digital Sport.

Second, that the diversity of our portfolio and the strength of our balance sheet allow us to more effectively manage risk.  As we face pressures in one part of our business, we’re well positioned to manage the impact of those pressures over time while leveraging the stronger parts of our portfolio to drive solid near term profitability.

And third, that our portfolio and business model allow us to invest for long term growth while delivering increased profits and cash returns in the near-term.  In Q1, those investments in product innovation and brand development delivered consumer engagement and revenue growth our competitors can’t match.  Going forward, we’ll continue to take a disciplined approach to making those investments that have the greatest potential for strong returns.

There were many great performances in Q1, both on the field of play and on the P&L.  I’ll be speaking about many of the latter as I recap our Q1 results.  But before I do, I’d like to address two areas of the business that are currently a significant focus for our management team – China and Gross Margin.

Let me take China first.  We’re the clear industry leader in China and we intend to expand that lead.  There’s tremendous potential for profitable growth in this market and we’re taking the appropriate steps to capture that potential.  Even so, the marketplace in China is changing, in predictable ways but at an unprecedented pace.

Charlie described how we’ll continue to leverage our brand strength, deliver product assortments more sharply focused for Chinese consumers and transform our distribution network.  As we reset the market, we’ll tighten our Futures orders to ensure a quality order book and work with our retail partners to clear the marketplace of excess inventory.  Combined with the slowdown in the Chinese economy and the shake-out in the broader industry, these actions will create some near-term volatility in our financial results.  As these changes take hold, we expect to see improved retailer inventory turns and store productivity, creating the foundation for sustainable, profitable growth for NIKE and our retail partners.

The second area of focus for us right now is Gross Margin.  Q1 Gross Margin was 80 basis points below the prior year, slightly better than the guidance we gave last quarter and continuing the quarter-by-quarter trend of improvement.  As we’ve said before, our gross margin has a large number of moving parts.  When we dig into the details, we’re encouraged by the trends.

We continue to see benefits from our ongoing product cost reduction initiatives.  And the pricing actions we’ve taken over the last four seasons largely offset the impact of higher input costs, which are starting to ease.  We’re also delivering gross margin expansion from our fast growing Direct to Consumer business.

That said, we’ve seen shifts in the mix of our business that are accelerating growth in revenue and profits, but putting pressure on consolidated gross margin:

The revenue growth delivered by our North American business in Q1 was exceptional, reflecting a great start with the NFL and ongoing strength in our overall business; both the North America geography and the NFL licensed product generate lower than average gross margins.
We’re delivering a significant amount of innovative product into the marketplace; gross margins are typically lower for these products when they’re first introduced.

For the Converse brand, we’ve converted China from a licensed market to direct distribution; that drives higher growth and profitability but lower gross margin.

And looking ahead, we’ll begin to see increasing gross margin pressure from weaker foreign currencies, starting in Q2.

As we’ve said before, we don’t manage any line item of our P&L in isolation; it’s our job to manage the Company holistically to make the right investments and deliver growth in profits and cash flow.  We’re confident in our ability to drive margin expansion over the long-term, and continue to expect margin expansion in the second half of FY13, with the full year essentially flat.

Now let me provide a recap of our Q1 results:

First quarter reported Revenue for NIKE, Inc. grew 10%.  On a currency neutral basis, NIKE Inc. revenue increased 15% as the NIKE Brand grew 16% and our Other Businesses grew 9%.

NIKE Brand Futures Orders increased 8% on a currency-neutral basis, driven by a 5 point increase in units and a 3 point increase in average price per unit.  Every key category increased, led by Running, Basketball and Men’s Training, which each grew double-digits.  Futures were higher for every geography except China, which declined 6%.  On a reported basis, Futures grew 6%, reflecting weaker international currencies.

As expected, first quarter Diluted EPS were below the prior year, down 10% to $1.23.  Although our underlying revenue growth was very strong, unfavorable currency translation, lower gross margin and planned demand creation investments reduced our bottom line.  Excluding Cole Haan and Umbro – businesses we expect to divest this year – EPS for Q1 would have been about $1.27, 9% below last year.

Demand Creation grew 29% for the quarter, driven by investments in the Olympics and Euro Champs, as well as product launches for the NFL and Digital Sport.

Operating Overhead grew 12% for the quarter, reflecting mid-teens growth in DTC costs and low double digit growth for wholesale and corporate overhead.

The translation of foreign currency denominated profits, net of year-over-year currency gains and losses reported in Other Income reduced reported EBIT by about $28 million in Q1. This downside was driven primarily by weakness in the Euro and Emerging Market currencies.

The Effective Tax Rate for Q1 was 27.5%, compared to 24.3% for first quarter of fiscal 2012.  The increase was largely due to a shift in earnings mix to higher tax countries, most significantly the U.S., as well as a higher tax rate for international operations.

Q1 Inventory grew 10% versus last year, in line with revenue growth.  NIKE Brand unit inventories grew 3%, slower than the unit growth in Futures.  Overall, we’re pleased with the progress we’ve made.  Inventories in North America are tight and Western Europe has come out of the Olympics and Euro Champs in good shape.  As a percentage of our worldwide inventories, closeouts are in line with the prior year.  Our main area of focus now is China, where we continue to manage down inventories on our books and in the market.  As I said earlier, we’ll continue to buy product against a quality order book and we’ll aggressively move closeout product to position ourselves for growth.

Our Balance Sheet remains strong, as we held $3.3B of cash at quarter-end with less than $400M of debt. Our trailing 4-quarter Return on Invested Capital was 21.3%, down 130 basis points from the prior year, largely reflecting the timing of earnings growth across quarters.

As we’ve said on many occasions, we’re committed to consistently increasing cash returns to shareholders.  Last week, we completed our most recent Share Repurchase Program – $5B - one year earlier than planned. For the program, we repurchased almost 60M shares at an average price just over $84.  Last week, our Board approved a new $8B share repurchase program, which we expect to execute over the next four years.

Now let’s take a look at our performance by segment, starting with North America:

Our momentum in North America accelerated in Q1, as revenues increased a phenomenal $500M, up 23% on both a reported and currency-neutral basis.  Every key category grew, with Running, Basketball and Men’s Training reporting growth of over 20%.  Footwear revenue increased 20% and Apparel revenue grew 26%, due in part to the addition of the NFL.  Direct to Consumer revenues grew 23%.  Q1 EBIT for North America grew 17%, as revenue growth, operating overhead leverage and improved gross margin were partially offset by an increase in demand creation.

In Western Europe, Q1 revenues increased 6% on a currency-neutral basis, driven by growth in all territories except Italy and Iberia.  Six of seven key categories grew, led by double-digit increases in Running, Football, and Basketball.

On a reported basis, Q1 revenues for Western Europe declined 5% and EBIT declined 4% as higher gross margin was partially offset by demand creation investments in the Euro Champs and Olympics.

In Central & Eastern Europe, Q1 revenues increased 16% on a currency-neutral basis, led by double-digit growth in Russia and Turkey.  Revenues for all categories increased, with Running, Football and Sportswear the biggest growth drivers.

On a reported basis, Q1 revenues for CEE increased 2% and EBIT declined 13%.  The EBIT decline was driven by weaker currencies as well as higher demand creation investments.

In China, currency-neutral revenue grew 7% in Q1, reflecting double digit growth in Running, Basketball, Action Sports and Global Football.  For the quarter, Footwear revenue advanced 12%, while Apparel was down 1%.

On a reported basis, Q1 revenue for China grew 8% and EBIT decreased 4%, as higher revenues were offset by increased operating overhead and investments in demand creation.

In Japan currency-neutral revenues decreased 7% in Q1, driven by weakness in Sportswear as well as Men’s and Women’s Training.  On a reported basis, Q1 revenue for Japan declined 6% and EBIT declined by 29%, driven by lower revenues and gross margin, as well as SG&A deleverage.

Our Emerging Markets geography continues to drive outstanding growth, as Q1 revenues grew 22%, the 12th consecutive quarter of double digit growth.  Revenue growth was broad-based as every territory and six of seven key categories posted double-digit increases.  On a reported basis, Q1 revenue grew 8% and EBIT grew 17%, driven by revenue growth and gross margin expansion.

First quarter revenues for our Other Businesses increased 9% on both a reported and currency-neutral basis, driven by low double-digit growth at Converse and mid-single digit growth at NIKE Golf and Hurley.  EBIT for these Other Businesses increased 16%, driven by higher profits in all businesses.

Beginning with Q1, we’re reporting the results of Cole Haan and Umbro, as well as the costs associated with divesting of them, as “Businesses to be Divested”.  For the quarter, revenue for the Businesses to be Divested grew 4% and EBIT was flat, as EBIT growth at Cole Haan was offset by a decline at Umbro.

Let me turn now to our outlook for the remainder of FY13.  As we did last quarter, we’ll provide separate guidance for our ongoing operations and our Businesses to be Divested.

Let me start with the Businesses to be Divested.  We’re continuing the process of identifying buyers for Cole Haan and Umbro, and preparing those businesses for sale.  Both sale processes are on track, with multiple prospective buyers.  At this stage, we cannot predict the ultimate financial impact of these businesses on FY13 results; however the following reflects our current estimates. The financial impact will be comprised of four parts.

Part 1: Operating results for Cole Haan and Umbro.  These results are subject to a number of variables, most notably the timing of divestitures and the commercial performance of the businesses.  Taking into account actual results for Q1 and assuming both businesses were owned for the duration of FY13, we continue to expect they would report a consolidated pre-tax loss of $50 to $75M.

Part 2: The cost for executing the transactions and other costs related to the divestitures.  Although the total cost for these items is unknown at this time, we don’t expect these costs to be material until we execute the transactions.

Part 3: Non-cash charges related to the divestiture of Umbro.  Upon the sale of the business or when the ultimate selling price becomes estimable, we expect to incur non-cash charges to liquidate certain balance sheet accounts, most significantly the cumulative translation adjustment and deferred tax assets related to Umbro.  Based on the August 31 balance sheet, we anticipate a pre-tax charge of $155M, or $100M after-tax, for the CTA and an after-tax charge of $32M for the deferred tax assets.

And Part 4: Gains or losses on the sale of the businesses, which cannot be estimated at this time.

For Q2 of FY13, assuming neither Cole Haan nor Umbro is divested during the quarter; we estimate a consolidated pre-tax loss from these businesses of approximately $25M.

Our guidance for ongoing operations excludes FY12 and FY13 results for Cole Haan and Umbro, as well as the FY13 impact of divesting them.  This guidance includes our preliminary estimates for China as we begin to implement the marketplace strategies outlined earlier:

We expect Q2 and FY13 constant currency Revenue growth at a high-single to low-double-digit rate.  However on a reported basis, we continue to expect mid-to-high-single-digit Revenue growth, reflecting weaker foreign currencies, particularly the Euro.

For Gross Margin, we expect the year-over-year decline in Q2 to be generally in line with Q1 actual results, as improving input costs and the benefits of higher prices are more than offset by weaker foreign exchange rates.  For the second half of FY13, we continue to expect sequential gross margin improvement quarter-on-quarter, with margins essentially flat for the full year.

We expect Q2 and full year SG&A to grow at or slightly higher than the rate of revenue growth, at a high-single to low-double digit rate, as we continue to invest in our brands, DTC and innovation, while driving leverage in our core Operating Overhead.

We continue to expect the FY13 Effective Tax Rate will be about 26.5%, with the second half of the year roughly a point lower than the first half.

For me, there were three key takeaways from our Q1 results. One, we have tremendous brand strength and a deep pipeline of innovation that will continue to fuel our revenue growth in FY13 and beyond. Two, the pace of growth across individual dimensions of our business may vary, but the breadth of our portfolio and our financial strength will enable us to manage risk in an uncertain environment. Three, we have the flexibility and financial discipline to invest for long term growth while delivering near-term profits and cash flow.

We’re now ready to take your questions.

QUESTION AND ANSWER SECTION

Operator:  (Operator Instructions). Kate McShane, Citi Investment Research.

<Q – Kate McShane>: I was wondering with regards to your guidance that you just gave, how you should be thinking about price increases going forward? I know you're going to be lapping some pretty big price increases that you took across your portfolio at the beginning of the calendar year. So I wondered if you could maybe give a little bit more detail on that.

<A – Don Blair>: Well, Kate, what we expect to be doing as we go forward -- and this is not just an FY '13 approach, but we are doing season in and season out work to make sure that we've got the price-value equation in the right place across our line. So we think what you'll see for fall of -- what you saw for fall of 2012 and into holiday of 2012 and then onto the spring and summer is not as much of an across-the-board type of price movement as you saw in the last couple of seasons, but a lot more style-by-style, product-by-product price increase. So we do expect, over time, we're going to see more pricing certainly in the next few years than what we saw over the last 10. But you're not going to see the same kind of across-the-board price that we saw in the last couple of seasons.

<Q – Kate McShane>:  Okay, great. And then for my second question, I know there's a lot of moving parts when it comes to China with all the different things you're doing to better position the brand and hold the category offense. But near term, once you do get through the Sportswear inventory, what is your expectation for that Sportswear category? What is going to drive that Sportswear category to be more of a driver of growth [indiscernible]?

<A – Charlie Denson>: Kate, it's Charlie. Well, I think, certainly, our ability to flow and merchandise the products into the retail marketplace is something we're really focused on. Retail productivity and profitability is a major focus going forward. I think it's paramount in the execution of the Sportswear strategy. With that said, continuing to balance the offering between performance and Sportswear is really where we're ultimately headed. I think something else that we've realized is continuing to really tailor a specific fit for the Chinese consumer is important, especially in the apparel side of the business and we're working on that. So we're still very bullish, long-term, on the opportunity, whether it's from the Sportswear side or the performance side. I think as we've said many times on the way, this -- the Amplify Sport approach, where we really build the brand off of our core performance positioning and leverage that into the Sportswear arena is the way that we will attack the Chinese market just like we do the rest of the world.

Operator: Robbie Ohmes, Bank of America Merrill Lynch.

<Q – Robbie Ohmes>: A couple of quick questions. I guess the first question is, it was obviously noticeable how strong the total revenue growth was versus the futures number, constant currency, put up last quarter. Any thoughts on that 15% global comp gain, sort of what drove it this quarter and why or why wouldn't that continue going forward? That was one question. And just a follow-up on China, can you give us a little more color on what the futures -- that minus 6 China futures? Is it Sportswear futures are down big in China but technical footwear is up or in technical apparel is up or flat? Or just sort of some color on if there's a pretty dramatic difference between sort of your Sportswear business in China in the outlook and whether you're actually growing the higher price point technical product.

<A – Charlie Denson>: Okay. Robbie, it's Charlie. Let me take the comp store number first. I think what you saw was an incredibly strong brand and some incredibly strong product coming out of the DTC numbers. A lot of that number was being driven out of the North American marketplace, the -- it's weighted where we saw a huge success in the North American marketplace and something that I think is indicative of our ability to continue to drive our -- both our brand and the business forward as we think about that. And with regard to the 6% number in China, it's really relatively balanced across both Footwear and apparel and Sportswear and performance. I would say that Sportswear numbers are a little bit -- I mean, the -- excuse me, the performance numbers are a little bit stronger. And I would also add that it's our goal right now to manage the supply into that marketplace. I mean, one of the things that we've always talked about is the strength of the brand in the marketplace and creating a pull market and making sure that our supply and demand ratios are intact. Right now, we have an overabundance of supply and we need to manage that as we continue to drive demand.

<A – Don Blair>: Yes, I wanted to -- Robbie, I just want to add one more thing. The other thing that's really powering our DTC business is really stronger operations. Those store operations are getting better and better. And Charlie referenced this earlier in terms of our learning that we can deploy back into the wholesale business as well. But our DTC operations are becoming more and more productive on a door basis, and that's also helping fuel the comps.

<Q – Robbie Ohmes>: And just one last follow-up. Charlie, on the China futures number, it's down 6%, not -- obviously not a number that we all like seeing. But the local Chinese brands are putting up much worse numbers than that and look to be under much greater pressure in the Chinese market than your brand is. Can you give us a sense on what the kind of market share opportunity is for you? Some -- a lot of the partners you work with also work with these Chinese brands that are really getting killed over there. Can you just give us a sense on how you think that could play to your advantage?

<A – Charlie Denson>: Yes, well, I think, I mean, you're right, Robbie. I mean, you bring that up. I think the competitive landscape right now for us on the long term -- actually, we're pretty -- we feel good about because to your point, a lot of the local brands have really struggled and have continued to show an inability to figure out how to go forward. I think that offers up longer term some great market share opportunity for us. In the near term though, it really -- with the discounted products from all the brands in the marketplace, it tends to throw some of the market share numbers off a little bit depending on who's discounting the heaviest and who's moving, trying to move the most inventory. But that being said, I do see a consolidation in that marketplace. We've seen it time and time again around the world as markets develop, and I think you're going to see some of that in China as well. But we still believe that, that market has a ton of growth left in it. And I don't want to let that get away from any of these conversations, that it's still a very, very big growth opportunity for the NIKE Brand.

<A – Mark Parker>: This is Mark. I'm going to jump in here. The strength of the category offense that you're seeing more in full bloom here in North America, it really represents the huge opportunity in China over the long term. So we have the strongest offering of product across the categories, across product types than we've ever had as a company in large part due to the focus we've had by category. And as we leverage that position more effectively in China, I think you're going to see that competitive advantage of NIKE actually extend itself.

Operator: Sam Poser, Sterne Agee.

<Q – Sam Poser >: Just a couple of questions. What happened -- what do you think you might have misread in China as to sort of the speed of change? And how do you view the customer there or the consumer there differently than in their development cycle than you saw maybe in Western Europe or other markets that you've developed and over time?

<A – Charlie Denson>: Yes, I think, I mean -- I think the biggest thing that we've alluded to is just the pace at which the change occurred. It's like I said. I think we've said it in the prepared remarks as well in a sense that we have been talking about this for probably the last 6 months, 6 to 12 months. I think the pace from which it has accelerated, I would say, maybe caught us a little off guard. That being said, I really feel good about the direction that we're headed. I think back to what Mark just talked about, our ability to differentiate our distribution network and create differentiation in the marketplace, which ultimately creates capacity. I think 2 -- or 1 of the other things that we certainly didn't see coming was the slowdown economically and what the impact that might be having. We don't look at that as an excuse. And we, in a lot of ways, look at that as an opportunity because I think it does shake out the marketplace. And I think you're going to see some consolidation. And I think that benefits us.

<Q – Sam Poser >: And then secondly, just a follow-up on that. I believe much of the question was answered before. Do you see -- how much of a divergence do you see between the -- like the acceptance of NIKE Footwear in China versus apparel? I mean, my impression in talking to a lot of people is that it's almost like almost 2 separate brands right now in that the Footwear has been extremely well accepted. It stands more apart from maybe more the other at least. The consumer doesn't maybe understand it apart from the other rather than the apparel. I wonder if you could just...

<A – Charlie Denson>: Yes. I think, I mean -- I think certainly, your points are probably fair. I mean, obviously, the brand; the Footwear product has the capacity to really be more. I mean, as much as we feel great about the innovations we've introduced on the performance side of Footwear, a lot of it are just pretty cool looking. And in China, it's certainly resonating with the consumer. And I think that's why we continue to have some pretty good success on the Footwear side. And I think the apparel side is a little bit different in a sense that, that consumer is not as developed or sophisticated as a consumer in the western marketplaces, like Western Europe or U.S. That being said, they're getting there very quickly, which again plays into why we feel so confident long term that we've got the right offense and that we're posed to continue to grow in the long term. I think once we get through a little bit of this inventory issue on the apparel side and continue to work through the retail productivity opportunities; we're going to be in good shape.

<A – Mark Parker>: I wouldn't over rev on the apparel piece too much here. A lot of the advancement we're going to be making in apparel, I believe, is executing the fundamentals better. Charlie mentioned getting the fit more tailored to the Chinese consumer. We're doing that. And some of the early sell-throughs we're seeing there are actually quite impressive, and then actually just making a more directed assortment for our retail partners as well. So we see an opportunity there, just basically executing the fundamentals of the apparel business even better and then helping our retailers become more productive in that segment.

Operator: Omar Saad, ISI Group.

<Q – Omar Saad >:  I wanted to follow up on the pricing question. The price increases that you've been putting through so far, have you been seeing any resistance at the consumer level, at the retail level? And if so, is that why, Don, you talked about being a little bit more differentiated in price increases, longer term, and certain styles and SKUs will see price increases and others won't?

<A – Charlie Denson>: Yes, I would say we have seen very little. There have been maybe a couple of styles. But overall, we're very happy with -- I mean, as you can see, the revenue numbers continue to go well. The unit numbers continue to climb. And so we're seeing some very strong brand strength and performance in sell-through at retail. And I think -- obviously, I think most everybody is doing their store checks and checking our sell-through rate. Certainly, here in the U.S., we have seen very little resistance to the price. So we are still very confident. And then I'll just go back to what Don talked a little bit earlier. It's just continuing to look at this opportunity case by case, from geography to geography, from category to category and really continuing to sharpen our ability to take price where we feel we have the opportunity and not to where we're taking advantage or we're going to get hurt on the revenue line.

<A – Don Blair>:  And that's exactly what I would emphasize. This is about maximizing the profitability and the value creation, Omar. It's not about believing that we don't have the strength in the brand and the product to take the price.

<Q – Omar Saad >:  And if you guys see we're in -- feel we're in maybe a long-term structurally, more inflationary environment, rising wages? Do you see an opportunity to maybe take -- continue to take price over time, maybe even take price in excess of the inflationary increases given the innovation that you're putting out there?

<A – Mark Parker>:  Yes. We're certainly looking at those opportunities, and I think you hit it. The innovation that we have coming in the pipeline, I think, is going to demand some premium pricing. We're very happy, as Charlie said, with the leverage that we've created, with the price increases that we've had. And I'm bullish knowing what's coming in the pipeline to see that we have more of those opportunities in front of us.

<Q – Omar Saad >:  And any quick update on Flyknit and its first kind of initial rollout, how you feel about how that's going, especially in light of -- I think you've taken some legal action recently to keep proprietary and protect some of the proprietary properties around that?

<A – Mark Parker>:  Yes. Well, first of all, I'm very bullish on Flyknit, as I've been publicly stating since the very beginning there. From a performance standpoint, obviously, from a sustainability standpoint, incredible innovation that has the potential to really significantly, over time, decrease our product cost while we increase the performance. And we can do some things from a performance standpoint that are extraordinary. I mean, what we're seeing in the first stages of Flyknit is just sort of the tip of the iceberg. Some of the successive generations that we're already working on are incredibly impressive. And I say that not only as the CEO but as a shoe dog. Yes, I'm not surprised that we've got some imitation going on in the marketplace or attempted innovation. We expect to see that, but we'll defend our position certainly. It's very important to us.

Operator:  Michael Binetti, UBS.

<Q – Michael Binetti >:  So I think, Don, in the past, you've shared with us some visibility on the front-half and back-half of the futures window. Would you be -- could you help us out with understanding what the front-half and back-half looks like in the China futures window?

<A – Don Blair>: I can't do it on a geography basis. I don't have that to hand, but what I will tell you on an aggregate basis, the constant-dollar futures are balanced. But from a currency standpoint, the currency comparisons are tougher in the first half of the window. So it's slightly back-loaded on a reported basis but balanced on a constant-dollar basis.

<Q – Michael Binetti >:  Okay. Then maybe you could tell us how the global futures number then splits up between ASP and units?

<A – Don Blair>:  Yes, that was in the prepared remarks. It's 5 on units and 3 on ASP.

<Q – Michael Binetti >:  Okay. And then can you -- I know in the 10-Q, you guys released your inventories by region. Would you be willing to share your China inventories at quarter end and then perhaps -- a big gray area in the past has been visibility into inventories out in the channel in China. Maybe you could tell us a little bit about how good you feel like your visibility is there today and how you're gauging the health of the inventory out there right now, maybe what inning we're in of clearing those inventories that aren't exactly on your -- on the corporate P&L.

<A – Don Blair>: Well, first of all, the inventory information will be in the SEC filings. So I'd rather leave it to that in terms of providing that information. I think, as Charlie said, one of the things that is creating the speed with which the situation is developing is that we are managing it assertively. We do have good visibility into the channel. It's not perfect. But in China, we have pretty good visibility into the channel and when we see it building up, we're going to take action on that. And that's one of the reasons why we’re going to be managing our futures. So I'd say we're -- it's going to take us some time to work our way through this, but we have reasonable visibility and we're going to take the actions we need to, to clear out the market -- clear out the channel.

<A – Kelley Hall>:  All right. Well, thank you, everybody, and we'll talk to you next quarter.

Operator:  Ladies and gentlemen, this does conclude today's conference. Thank you all for joining, you may now disconnect.